Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-138178 of our report dated April 15, 2005 (September 12, 2006 as to the 2003 information in Note 24) related to the combined financial statements of Indalex for the year ended December 31, 2003, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

Our audit of the financial statements referred to in our aforementioned report also included the combined financial statement schedule of Indalex for the year ended December 31, 2003, listed in Item 21.  This combined financial statement schedule is the responsibility of the Company's management.  Our responsibility is to express an opinion based on our audit.  In our opinion, such combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 12, 2007